CONTRACT FOR JOINT VENTURE COMPANY
MANTRA CHINA LIMITED

Chapter 1 General Principal

In accordance with the Laws of the Hong Kong Special Administration Region of the People's Republic of China ("HKSAR") and other relevant HKSAR laws and regulations, MANTRA VENTURE GROUP LTD., GREEN CHINA DEVELOPMENTS LIMITED and GATEVIEW GROUP LIMITED, in accordance with the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to set up a joint venture enterprise MANTRA CHINA LIMITED, in the Hong Kong Special Administration Region of the People's Republic of China.

Chapter 2 Parties to the Joint Venture

Article 2.1 Parties to this contract are as follows:

Mantra Venture Group Ltd. (hereinafter referred to as "Mantra Venture"), registered in Nevada, USA, with its legal address for service being 502 East John Street, Carson City, Nevada 89706, Telephone: 6046092898, Facsimile: 6046092878 Legal representative: Larry Kristof, President

And with a copy to:

Bacchus Corporate and Securities Law
1820925 West Georgia Street Vancouver,
British Columbia Canada V6C 3L2
Telephone 6046321700 Facsimile: 604-6321701

Attention: Penny Green

AND

Green China Developments Limited (hereinafter referred to as "Green China"), registered in the Hong Kong Special Administrative Region , PRC with its legal address being: 2/F., Fortune Court, 33 Morrison Hill Road, Wan Chai, Hong Kong. Telephone No:81362222 Facsimile: 35719944 Legal representative: Patrick Ng, President

AND

Gateview Group Limited (hereinafter referred to as "Gateview Group"), registered in Hong Kong, PRC with its legal address being: 28/F Tesbury Centre, 28 Queen's Road East, Wanchai, Hong Kong.
Telephone No: (852) 2528 1322 Facsimile: (852) 2528 1522
Corporate Director: TOP CORPORATE INTERNATIONAL LIMITED
(represented by: LAU, Sau Wai)

Chapter 3 Establishment of Joint Venture Company

Article 3.1 Mantra Venture, Green China and Gateview Group agree to set up a joint venture enterprise, MANTRA CHINA LIMITED (hereinafter referred to as "Mantra China", the "Joint Venture" or "JV"). Legal address of the Joint Venture will be:

The Joint Venture, upon the approval of the board and the relevant authorities, may establish branch offices in any city of China or any other country or district when it's necessary.

Article 3.2 The organization form of the JV is a Limited Liability Company. Each Party to the joint venture company is liable to the joint venture company within the limit of the capital subscribed by it. The profits, risks and losses of the joint venture company shall be shared by the Parties in proportion to their share capital holdings.

Article 3.3 The Joint Venture shall be a Hong Kong Company, registered in the HKSAR and its legitimate management rights are protected by the HKSAR. All the activities of the Joint Venture shall abide by the stipulations of the laws, rules and related regulations of the HKSAR, and share the preferential conditions and policies as well. All the activities of the Joint Venture shall be in accordance with all securities laws, rules and regulations applicable to Mantra Venture from time to time, including without limitation, the United States Securities Act of 1933, the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Article 3.4 The Joint Venture shall be established on the Issuance Date of the Certificate of Incorporation of the Joint Venture.

Chapter 4 Purpose

Article 4.1 The purpose of the Joint Venture is to develop business opportunities in Asia for both Mantra China and Mantra Venture.

Chapter 5 Costs, Registered Share Capital, Share Ownership, Voting, Transfer of Ownership Interest

Article 5.1 Mantra Venture shall pay for all initial costs related to setting up the Joint Venture. In order for Mantra Venture to pay for such costs, it must approve them in writing, in advance. Mantra Venture is not responsible for costs not approved in advance by Mantra Venture.

Article 5.2 Mantra Venture shall pay for all operational costs of the Joint Venture. In order for Mantra Venture to pay for such costs, it must approve them in writing, in advance. Mantra Venture is not responsible for costs not approved in advance by Mantra Venture.

Article 5.3 All costs paid by Mantra pursuant to above Article 5.1 and 5.2 shall be structured as an interest free loan by Mantra Venture to the Joint Venture, payable upon 30 days written notice of demand by Mantra Venture.

Article 5.4 The registered share value of one Hong Kong dollar per share of the Joint Venture shall be 10,000 ordinary shares.

5.4.1 Mantra Venture shall be the registered owner of 5,100 ordinary shares, representing 51% of the registered share capital of the Joint Venture.

5.4.2 Green China shall be the registered owner of 2,000 ordinary shares, representing 20% of the registered share capital of the Joint Venture.

5.4.3 Gateview Group Limited shall be the registered owner of 2,900 ordinary shares, representing 29% of the registered share capital of the Joint Venture.

Article 5.5 Green China may be entitled to receive 1,000 common shares as a transfer from Gateview Group Limited if Green China accomplishes certain business objectives as to be determined by the Board of Directors of Manta China. After this transfer, Green China's ownership of the JV would increase to 30% and Gateview Group Limited ownership of the JV would decrease to 19%.

Article 5.6 Each common share is entitled to one vote. Any increase or decrease to the registered share capital of the Joint Venture can only be approved by a vote of the majority of the shares of the Joint Venture.

Article 5.7 In case any Party to the joint venture intends to assign all or part of its interest in the Joint Venture to a third party, written consent shall be obtained from a majority of the shares of the Joint Venture.

Article 5.8 If any Party proposes to transfer all or any part of its interest of the Joint Venture, the Party shall notify the other Parties in writing of the terms and conditions of the proposed transfer at least thirty (30) days in advance (the "Initial Notice"). If a Party proposes to transfer all or any part of its interest of the Joint Venture to a third party, the other Parties shall have a preemptive right to purchase such interest at fair market value as set on the date notice is delivered. If the non selling Parties both wish to exercise their preemptive rights to purchase such interest, each non selling Party shall be entitled to purchase a portion of such interest proportionate to that non-selling Party's then shareholdings in the Joint Venture. The nonselling Parties, within 30 days of receipt the Initial Notice, must each give notice (the "Second Notice") to all the Parties of (i) their intention to exercise or not to exercise their respective preemptive rights, (ii) their approval or rejection of the transfer. Thereafter, any Party wishing to exercise its preemptive right of purchase must do so within ninety (90) days after delivery of the Initial Notice. If any applicable Party fails to provide the Second Notice, such Party shall be deemed to have consented to the proposed transfer. No Party may sell its ownership to the third Party with terms and conditions better than the offer to the other Parties to the Joint Venture.

Chapter 6 Board of Directors

Article 6.1 The Board of Directors shall consist of five directors, of which, three (3) shall be appointed by Mantra Venture, one (1) by Green China and one (1) by Gateview Group Limited. Each director shall be appointed for a term of four (4) years and may serve consecutive terms if reappointed by the nominating Parties. The chairman of the Board shall be appointed by Mantra Venture.

Article 6.2 Mr. Patrick Ng, President of Green China will serve as a director of Mantra China as an appointee of Mantra Venture.

Article 6.3 Powers of the Board

6.3.1 The Board shall be the highest authority of the Joint Venture and entitled to decide all major issues.

6.3.2 The Chairman shall be the legal representative of the Joint Venture. Whenever the Chairman is unable to perform his responsibilities for any reason, the Chairman shall designate another director to perform his responsibilities.

6.3.3 More than two third (2/3) of total number of directors present shall constitute a quorum necessary for the conduct of business at a meeting of the Board. If a Board member is unable to attend a Board meeting, he or she may issue a written proxy and entrust a representative to attend the meeting on his or her behalf.

Article 6.4 The Board meeting shall be held at least once each year. The Chairman shall be responsible for calling on and presiding over Board meetings. Initiated by more than one third (1/3) of directors, the Chairman can call on a temporary board meeting. No temporary Board meeting shall be valid unless 5 days written notice has been given to all directors of the Board or unless such notice requirement is waived in writing by all directors of the Board absent at such meeting. When the Board meeting finished, a copy of the approved minutes with all directors' signatures shall be delivered to the each Party, the Joint Venture and all directors. The meeting shall be held at the legal address of the Joint Venture or other place designated by the Parties. Directors may attend all meetings by telephone or in person. Meetings may also be held by telephone or through the Internet or by other electronic means. The Joint Venture shall pay for the expenses of Board meetings. The Board may invite any relevant person(s) to present the meeting of the Board. Any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if a written consent thereto is signed by a majority of the members of the board. Such written consent shall be filed with the minutes of proceedings of the board. The Joint Venture shall not pay any salary to a director who is not in the management team of the Joint Venture.

Article 6.5 The unanimous approval of all directors shall be required in connection with the following issues:

6.5.1 Amendment of the articles of association of the Joint Venture;

6.5.2 Termination or dissolution of the Joint Venture;

6.5.3 Merge, separation or association with other economic organization;

6.5.4 Acquisition of any other enterprise;

6.5.5 Pledge of JV's assets; and

6.5.6 Any other matter that requires unanimous approval by the Board.

Article 6.6 The following issues require approval by at least two thirds (2/3) of Directors present at the meeting or two thirds (2/3) of all Directors if done without a meeting

6.6.1 Middle and longterm plans;

6.6.2 Annual budgets, financial reports and annual report;

6.6.3 Appointment of the General Manager, Deputy General Manager;

6.6.4 Major contracts;

6.6.5 Profit distribution;

6.6.6 Establishment or evacuation of branch or liaison offices in China or overseas;

6.6.7 Material changes of the organization of the Joint Venture;

6.6.8 Single investment or purchase with a value in excess of RMB ¥ 500,000, provided, such investment or purchase is not in operating budget;

6.6.9 Any other matter the Board deems substantial.

Article 6.7 The first Board meeting shall be held at an appropriate time after the Business License is issued.

Article 6.8 The Parties shall each have a right to approve the constating documents of the Joint Venture, including but not limited to the articles and bylaws of the Joint Venture. Such documents shall be valid upon unanimous approval by the parties.

Chapter 7 Obligation of Parties

The Parties shall be respectively responsible for matters related as follows: Article 7.1

Mantra Venture:

7.1.1 Pay for preliminary costs in accordance with Article 5.1 above;

7.1.2 Pay for operating costs in accordance with Article 5.2 above; and

7.1.3 Other matters entrusted by the Joint Venture. Article

7.2 Green China Developments Limited:

7.2.1 Project initiation and assessment throughout Asia;

7.2.2 Coordination of such products throughout completion;

7.2.3 Marketing and corporate branding of Mantra China throughout Asia;

7.2.4 Assist both Mantra Venture and Mantra China in assessing, coordinating and completing a listing on Asia Stock Exchanges;

7.2.5 Initiate contacts and act as a liaison for business and government throughout Asia;

7.2.6 Aid in the introduction of Mantra Venture's technologies throughout Asia for the purposes of development, manufacturing and sales;

7.2.7 Assist Mantra Venture and Mantra China in raising capital in Asia;

7.2.8 Initiate, identify, manage and develop server farm projects in Asia;

7.2.9 Other matters entrusted by the Joint Venture. Article

7.3 Gateview Group Limited

7.3.1 Promote the awareness of Mantra China throughout Asia;

7.3.2 Assist Mantra China in raising venture capital financing;

7.3.3 Coordinate project procurement with and independent of Green China; and

7.3.4 Other matters entrusted by the Joint Venture.

Article 7.4 Mantra Venture, Green China and Gateview Group Limited:

7.4.1 Cooperate to ensure that financial statements are prepared in accordance with US GAAP within 2 weeks following the completion of each quarter and year end of the Joint Venture and promptly delivered to Mantra Venture;

7.4.2 Ensure that all material events and all agreements of the Joint Venture are reported to the designated legal counsel of Mantra Venture within 1 business day following the execution of such agreement;

7.4.3 Ensure that proper authorizations are obtained before any transactions or agreement are entered into by the Joint Venture;

7.4.4 Ensure that each transaction or expenditure of the Joint Venture is duly recorded and supported by written agreements or invoices, as applicable;

7.4.5 Not disseminate any press release, or any information to investors in the Joint Venture or to the general public until it has been approved for dissemination by the designated legal counsel for Mantra Venture;

7.4.6 Not to send out mass or "spam" emails regarding the Joint Venture;

7.4.7 Only email unsolicited information regarding the Joint Venture to third Parties who have subscribed to an "optin" mailing list;

7.4.8 Not disclose any information about the Joint Venture, its business, or its subsidiaries to anyone prior to the information being released to the general

public, unless specifically given written permission to make the specific disclosure by the Board of Directors;

7.4.9 Not engage in any insider trading of the shares of the Joint Venture, of Mantra Venture, or of any companies affiliated with the former;

7.4.10 Not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby the Joint Venture shall be required to pay any monies or other consideration without Mantra Venture's prior consent in each instance.

Chapter 8 Financing, Taxing, Auditing and Profit Distribution

Article 8.1 The Joint Venture should pay all the taxes required according to the related laws and stipulations of the HKSAR

Article 8.2 The staff members of the Joint Venture should pay individual income tax according to Individual Income Tax Law of the HKSAR.

Article 8.3 The fiscal year of the Joint Venture starts from the 1st day of June and ends on the 31st day of May of each year.

Article 8.4 The Joint Venture shall adopt US Dollars as the standard bookkeeping currency.

Article 8.5 All the accounting certificates, documents, reports and account books should be written in English.

Article 8.6 For accounting and auditing, the Joint Venture shall hire accountants who can prepare financial statements in accordance with US GAAP, and report these results to the Board of Directors. The auditor of the Joint Venture shall be W. Alan Jorgenson of Jorgenson & Company, of Bellevue, Washington, or the then current Public Company Accounting Oversight Board approved auditor of Mantra Venture.

Chapter 9 Amendment, Termination and Dissolution of JV

Article 9.1 The amendment of the contract or its appendices shall come into force only after a written agreement has been signed by all Parties.

Article 9.2 If one Party does not execute the obligations stipulated by the contract and the Article of Association, or materially breach the contract and the Article resulting in the JV being unable to operate or unable to achieve the targeted objective in the contract, it shall be considered single-party termination of the contract by the breaching Party. Except the right to reclaim penalty from the breaching Party, the other Party has the right to terminate the contract upon report to and approved by the original approver according to the stipulation in the contract. If the Parties agree to continue the operating, the breaching Party shall compensate the JV's losses.

Chapter 10 Liquidation

Article 10.1 If this Contract is terminated for any reason, the Board of Directors shall present liquidation principles, liquidation procedures and establish a Liquidation Committee to liquidate the Joint Venture.

Article 10.1 The Liquidation Committee shall determine the reasonable disposition price of the assets of the Joint Venture by reference to the fair market value.

Article 10.2 After the discharge of all debts of JV, the remaining assets of JV shall be distributed to the Parties to JV in proportion to their share capital ownership.

Mantra Venture shall have the right of first refusal to purchase the assets of the JV.

Chapter 11 Obligations of the Party Breaching the Contract

Article 11.1 Should the Joint Venture be unable to operate or to achieve the operating objectives thereof due to any Party's failure to perform the obligations or its material breach hereof, provided such failure or breach can not be corrected, or such breach has not been corrected within 60 days upon a written notice, the complying Parties shall be entitled to damages.

Even though the complying Parties agree to continue to operate, the Party in breach shall compensate the losses that the Joint Venture and the complying Parties have suffered.

Chapter 12 Force Majeure

Article 12.1 As the consequence of force majeure, such as earthquakes, typhoons, floods, fires, wars or other natural calamities, which can not be predicted, or the happening or consequence of which can not be prevented or avoided, and directly affects the execution of the contract, or execution of the contract according to the terms stipulated in the contract, the Party that encounters the force majeure should notify the other Parties cable of the actual situation of the accident, and valid documents to certify the detailed happenings of the accident, and valid documents to certify the reasons of its inability to fulfill or completely fulfill, or the necessity to postpone the fulfillment of the contract , should be submitted to the other Party within 15 days of the accident , and should be certified by the notarization department of the region where the accident took place. Disputes arising out of cases of force majeure shall be resolved through negotiations between the Parties as to whether to terminate the contract or partially release the obligations of the affected Party, or postpone the fulfillment of the contract according to the effect of the accident on the fulfillment of the contract.

Chapter 13 Laws Applicable

Article 13.1 The signing, validity, explanation and implementation of this contract should be governed by the laws of the HKSAR.

Chapter 14 Dispute Resolution

Article 14.1 Should any dispute arise from the contract or relating to the contract, shall be submitted to Chinese International Economic and Trade Arbitration Committee, and be arbitrated according to the valid and current arbitration rule upon

the application time, whose decision shall be final and legally binding upon both Parties. Should any dispute arise from the implementation of or relating to the contract, the Parties shall resolve them through friendly negotiations. If the discrepancies cannot be solved by negotiations, they should be submitted for arbitration.

During the process of arbitration, the contract should be executed with no interruption, except for those parts relating to discrepancies under arbitration.

Chapter 15 Miscellaneous Provisions

Article 15.1 Any notices, if sent by fax or email and relating to the rights and obligations of the Parties, should be notified by written letter later to their registered business address.

Article 15.2 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one Party and faxed to another the Parties agree that a faxed signature shall be binding upon the Parties to this Agreement as though the signature was an original. Article 15.3 Further Agreements and Assurances. The Parties agree to execute and deliver such further agreements and documents and to provide such further assurances as may be required by either Party to give effect to this Agreement and, without limiting the generality of the foregoing, to do all acts and things, execute and deliver all documents, agreements and writings and provide such assurances, undertakings and information as may be required from time to time by all regulatory or governmental bodies or stock exchanges having jurisdiction over the affairs of any Party (s).

Article 15.4 Neither this Agreement nor the respective rights of the Parties hereunder are assignable without the prior written approval of all the Parties.

Article 15.5 Counterparts. This Agreement may be signed by original or by facsimile in one or more counterparts and upon execution in counterparts by each Party hereto, such counterparts will constitute an original of this Agreement and execution and delivery by facsimile will be legally binding upon the Parties.

Article 15.6 The Parties agree that they may enter into one or more longform or other agreements or documents with respect to the subject matter herein as soon as reasonably practicable, which shall not in any event be inconsistent with any of the terms of this Agreement. Such longform agreement will include customary, standard provisions with respect to such matters as liquidation of the Joint Venture, internal management and audit controls, bankruptcy or insolvency of a Party or of the Joint Venture, representations, warranties, indemnification, and the like, all subject to good faith negotiation between the Parties. It is further agreed, however, that until such long form or other agreements or documents shall have been executed by the Parties, this Agreement shall be binding upon the Parties.

IN WITNESS WHEREOF, this Contract is signed by the Parties to the Joint Venture on the 11th day of March, 2008.

Mantra Venture Group Limited

Larry Kristof, President

JUN 0 4 2008

Green China Developments Limited

Patrick Ng, President

Gateview Group Limited

For and on behalf of
GATEVIEW GROUP LIMITED
基耀集團有限公司

For and on behalf of
TOP CORPORATE INTERNATIONAL LIMITED

Authorised Signature(s)